Exhibit 99.1

NUTRISYSTEM, INC. REPORTS RESULTS FOR

SECOND QUARTER 2006

  Reports Q2 Revenues of $133 Million

  Reports Earnings Per Share of $0.53, or $.56 Excluding Share-based Expense

  Raises Full Year Guidance

Horsham, PA -- July 24, 2006--NutriSystem, Inc. (NASDAQ: NTRI), a leading provider of weight management and fitness products and services, today announced results for the second quarter ended June 30, 2006, including:

  An increase of 224% in revenues to $132,631,000 in the second quarter 2006 compared to $40,943,000 in revenues in the second quarter of 2005;
  Revenues in the first six months of 2006 increased 256% to $279,382,000, compared to $78,371,000 in the first six months of 2005;
  Growth in operating income to $31,030,000 (23.4% of revenues) in the second quarter of 2006 compared to operating income of $7,142,000 (17.4% of revenues) in the second quarter of 2005. Results in second quarter 2006 reflect $1,840,000 of share-based expense which was not included in expense prior to 2006;
  Operating income in the first six months of 2006 grew 429% to $66,209,000 compared to $12,521,000 in the same period in 2005;
  An increase of 358% in net income to $19,790,000 or $0.53 per diluted share in the second quarter 2006 compared to net income of $4,321,000 or $0.12 per diluted share in the second quarter of 2005; and
  Adjusted net income excluding share-based expense, net of tax, in the second quarter 2006 was $20,931,000 or $0.56 per diluted share. Share-based expense was not included in expense in 2005.

"NutriSystem achieved strong revenue and earnings growth during a seasonally slower quarter," said Michael J. Hagan, Chairman and Chief Executive Officer. "We're excited about the progress we've achieved thus far in reaching the male market, and the men's segment represented over 21% of all new customers in the second quarter."

"This has exceeded our expectations and with the recent announcement that Hall of Fame quarterback Dan Marino has joined our team, we're even more optimistic about our ability to further penetrate this largely untapped market," continued Mr. Hagan.

Direct channel revenues reached $122,481,000 in the second quarter of 2006, a 242% increase over the same period in 2005. The Company added approximately 168,000 Direct channel new customers, a 190% increase from approximately 58,000 new customers in the second quarter 2005.

"We continue to profitably expand our marketing reach. We tripled our marketing spend in the second quarter year over year while maintaining a high level of cost effectiveness," said James D. Brown, Executive Vice President and Chief Financial Officer.  "The Direct channel marketing expense per program new customer (new customers with an initial purchase of $100 or more) was $160 and $159 in the second quarter of 2006 and 2005, respectively."

"We believe marketing of the men's program raised our overall customer acquisition cost in this quarter, but we generate more revenue per customer from men, more than offsetting the higher customer acquisition cost," concluded Mr. Brown. "For female program customers, we believe the customer acquisition cost was lower in the second quarter this year than the same period last year."

Third Quarter and Full Year 2006 Outlook

For the third quarter of 2006, the Company estimates that revenues will be between $135 and $140 million, an increase of at least 100% year over year. Diluted earnings per share are expected to be between $0.47 and $0.50, including an estimated $0.02 of share-based expense. Furthermore, the Company expects to add at least 190,000 new Direct channel customers in the third quarter of 2006.

For the full year 2006, the Company estimates that revenues will be between $525 and $535 million, an increase of at least 147% from 2005. Diluted earnings per share are expected to be between $2.04 and $2.10 including an estimated $0.10 of share based expense.

"The confidence that we have in our business and its potential has only grown during 2006. Our year-to-date customer acquisition cost for our core demographic -- women -- has declined compared to the same period last year," Mr. Hagan concluded. "Furthermore, we're still at an early stage, but we're proving every day that the statement 'men don't respond to commercial weight loss programs' is just a myth. We couldn't be more excited about our growth plan for the balance of 2006 and what lies ahead for us in 2007 and beyond."

Conference Call and Webcast

Management will host a conference call and simultaneous webcast to discuss second quarter 2006 financial results today at 5:00 PM Eastern time. The conference call will include remarks about the quarter and the Company's outlook from members of the NutriSystem senior management team including Chairman and Chief Executive Officer Michael Hagan, President and Chief Operating Officer George Jankovic, Executive Vice President and Chief Marketing Officer Tom Connerty, and Executive Vice President and Chief Financial Officer James D. Brown. Interested parties may participate in the conference call by dialing 866-510-0707 (international: 617-597-5376) and entering access code 43715827, 5-10 minutes prior to the initiation of the call. A replay of the conference call will be available through August 7, 2006, by dialing 888-286-8010 (international: 617-801-6888) and entering access code 77436037. A webcast of the conference call will also be available for 1 year under the investor information section of NutriSystem's website, www.nutrisystem.com.

About NutriSystem, Inc.

Founded in 1972, NutriSystem (NASDAQ: NTRI) is a leading provider of weight management and fitness products and services. The Company offers a weight loss program based on portion-controlled, lower Glycemic Index prepared meals. The program has no membership fees and provides free online and telephone counseling.

Forward-Looking Statement Disclaimer

This press release may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements regarding NutriSystem's outlook and guidance for the third quarter of 2006 and the full year 2006, its expectations regarding its ability to continue its growth while maintaining costs, statements about momentum in its business and other statements that are not statements of historical fact constitute forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, which are described in NutriSystem, Inc.'s Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. NutriSystem, Inc. undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contacts:
James D. Brown EVP and Chief Financial Officer NutriSystem, Inc. Tel: 215-706-5302 Email: jbrown@nutrisystem.com	Brandi Piacente Investor Relations The Piacente Group, Inc. Tel: 212-481-2050 Email: brandi@thepiacentegroup.com

NUTRISYSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share amounts)
	Three Months Ended June 30, __________________________		Six Months Ended June 30, _______________________
	2006	2005	2006	2005

REVENUE	$ 132,631	$ 40,943	$ 279,382	$ 78,371

COSTS AND EXPENSES:
Cost of revenue	63,492	20,850	137,179	41,324
Marketing	26,751	8,834	53,686	16,902
General and administrative	10,766	3,942	21,190	7,277
Depreciation and amortization	592	175	1,118	347
Total costs and expenses	101,601	33,801	213,173	65,850
Operating income	31,030	7,142	66,209	12,521
INTEREST INCOME, net	889	58	1,468	60
Income before income taxes	31,919	7,200	67,677	12,581
INCOME TAXES	12,129	2,879	25,552	5,032
Net income	$ 19,790	$ 4,321	$ 42,125	$ 7,549

BASIC INCOME PER SHARE	$ 0.55	$ 0.14	$ 1.17	$ 0.24
DILUTED INCOME PER SHARE	$ 0.53	$ 0.12	$ 1.13	$ 0.22

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	36,033	31,845	35,866	31,121
Diluted	37,481	34,789	37,301	34,071

NUTRISYSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands except share and per share amounts)
	June 30,	December 31,
	2006	2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$ 12,849	$ 3,902
Marketable securities	84,583	42,066
Trade receivables	7,907	7,517
Inventories	40,094	34,153
Deferred income taxes	1,694	1,577
Other current assets	3,882	4,281
Total current assets	151,009	93,496

FIXED ASSETS, net	7,468	6,002
IDENTIFIABLE INTANGIBLE ASSETS, net	1,249	1,351
GOODWILL	465	465
DEFERRED INCOME TAXES	2,056	5,787
OTHER ASSETS	143	145
	$ 162,390	$ 107,246
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Current portion of note payable and capital lease obligation	$ 176	$ 171
Accounts payable	22,355	25,886
Accrued payroll and related benefits	3,644	963
Accrued income taxes	1,664	 ~~---~~
Share-based liability	955	 ~~---~~
Deferred revenue	261	856
Other current liabilities	~~---~~	150
Total current liabilities	29,055	28,026
NOTE PAYABLE AND CAPITAL LEASE OBLIGATION	239	254
Total liabilities	29,294	28,280

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Preferred stock, $.001 par value (5,000,000 shares authorized, no shares issued and outstanding)	--	--
Common stock, $.001 par value (100,000,000 shares authorized; shares issued and outstanding-- 36,264,454 at June 30, 2006 and 35,432,055 at December 31, 2005)	36	35
Additional paid-in capital	91,153	79,149
Retained earnings (accumulated deficit)	41,907	(218) ,475)
Total stockholders' equity	133,096	78,966
	$ 162,390	$ 107,246

NUTRISYSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

Six Months Ended June 30, ~~-----------------------------------------~~
2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 42,125	$ 7,549
Adjustments to reconcile net income to net cash provided by operating activities-
Depreciation and amortization	1,118	347
Accrued interest income	(367)	~~---~~
Imputed interest expense	7	11
Loss on disposal of fixed assets	1	~~---~~
Share-based expense	3,948	103
Deferred tax expense	3,614	2,790
Tax benefit from stock option exercises	--	2,243
Changes in operating assets and liabilities-
Trade receivables	(390)	(2,757)
Inventories	(5,941)	(6,098)
Other assets	401	(696)
Accounts payable	(3,531)	2,732
Accrued payroll and related benefits	2,681	1,313
Deferred revenue	(595)	22
Accrued income taxes	1,664	~~---~~
Other current liabilities	(150)	(204)
Net cash provided by operating activities	44,585	7,355
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of marketable securities	(54,550)	~~---~~
Sales of marketable securities	12,400	~~---~~
Capital additions	(2,500)	(568)
Net cash used in investing activities	(44,650)	(568)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common shares	~~---~~	25,399
Tax benefit from stock option exercises	6,943	~~---~~
Exercise of stock options and warrants	2,069	1,306
Net cash provided by financing activities	9,012	26,705
NET CHANGE IN CASH AND CASH EQUIVALENTS	8,947	33,492
CASH AND CASH EQUIVALENTS, beginning of period	3,902	4,201
CASH AND CASH EQUIVALENTS, end of period	$ 12,849	$ 37,693